Exhibit 99.1

AMENDMENT NO. 2
TO
LOAN AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of December 30g, 2009, by and among K-SEA OPERATING PARTNERSHIP L.P., as borrower (the “Borrower”), WELLS FARGO EQUIPMENT FINANCE INC. (“WFEFI”) (as assignee of Citizens Leasing Corporation, D/B/A Citizens Asset Finance (“CAF”)), such other banks as may become party to the Loan Agreement as defined below from time to time (each individually, a “Lender” and collectively, the “Lenders”) and WFEFI as assignee of CAF in the separate capacity of agent and collateral trustee on behalf of the Lenders from time to time party to the Loan Agreement, (in such capacity, the “Agent”).

RECITALS

A.            The Borrower, the Lenders and the other parties described therein are parties to a Loan Agreement dated as of May 12, 2006, as amended by Amendment No. 1 to Loan Agreement dated as of June 30, 2008 (the “Loan Agreement”), in accordance with the terms of which the Lenders agreed to make loan advances to the Borrower in the aggregate principal amount of $23,000,000.

B.            Each of K-Sea Transportation Partners L.P., K-Sea Transportation LLC (f/k/a Sea Coast Transportation LLC) and K-Sea Canada Corp. (individually, a “Guarantor” and collectively, the “Guarantors”) issued a guaranty, each such guaranty dated as of May 12, 2006 (individually, the “Guaranty” and collectively, the “Guaranties”) in favor of the Lenders to secure the obligations of the Borrower under the Loan Agreement.

C.            The Borrower has requested that the Lenders make certain amendments to the Loan Agreement.

D.            WFEFI is currently the only Lender and is willing to agree to amend the Loan Agreement on the terms and subject to the conditions set forth in this Amendment.

E.             Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement as amended hereby.

Accordingly, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.             EFFECTIVE DATE.             This Amendment shall be effective on December 30, 2009 (the “Effective Date”).

2.             AMENDMENTS TO LOAN AGREEMENT.

(A)             Amendments to Definitions.

(a)           EBITDA. Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “EBITDA” in its entirety and substituting the following therefor:

“EBITDA” means, with respect to any fiscal period of K-Sea Transportation and its consolidated Affiliates, including, without limitation, the Borrower, on a consolidated basis, the sum of:

(1)           the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)           to the extent that any of the items referred to in any of clauses (i) through (viii) below were deducted in calculating such net income:

(i)            Interest Expense of Borrower for such fiscal period;

(ii)           Federal, state, local and foreign income tax expenses of Borrower for such fiscal period;

(iii)          the amount of all depreciation and amortization for such fiscal period;

(iv)          non-cash stock compensation incurred during such fiscal period;

(v)           non-cash goodwill impairment charges incurred during such fiscal period;

(vi)          other non-cash expenses incurred during such fiscal period that are acceptable to the Agent;

(vii)         non-recurring losses in an aggregate amount not to exceed $1,300,000 incurred during the fiscal quarter ending December 31, 2009 in connection with the purchase of real property located at 150 South Main Street, Norfolk, Virginia; and

(viii)        losses from the sale, exchange or other disposition of assets incurred during such fiscal period; minus

(3)           to the extent that any of the items referred to in any of clauses (i) through (ii) below were added in calculating such net income:

(i)            gains from sales, exchanges and other dispositions of assets not in the ordinary course of business; and

(ii)           non–cash gains;”

(b)  Total Funded Debt. Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Total Funded Debt” in its entirety and substituting the following therefor:

“Total Funded Debt” “means, as of any date, all Indebtedness of K-Sea Transportation and its consolidated Affiliates, including without limitation, Borrower and Guarantor, on a consolidated basis, of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e) (f), (g), (h), (i) (but only to the extent any such operating lease obligations relates to a vessel operating lease and do not include (x) vessel operating lease agreements existing prior to the Effective Date, (y) vessel operating lease agreements entered into after the Effective Date in the ordinary course of business having a term of one (1) year or less) (j) (excluding obligations in respect of letters of credit issued as credit support obligations for borrowed money of Borrower or the Guarantor included in the determination of Total Funded Debt) and (k) of the definition of Indebtedness;”

(c)  Deleting each of the following definitions in Section 1.1 of the Loan Agreement in their entirety:

(i)            “Tangible Capitalization” means, as of any date, the sum of Tangible Net Worth at such date plus Total Funded Debt at such date.

(ii)           “Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in §7.4 hereof, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, capitalized organizational costs, goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

(iii)          “Total Funded Debt to Tangible Capitalization Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by Tangible Capitalization.

(B)   Amendments to Financial Covenants (Section 8.4).

Section 8.4 of the Loan Agreement is hereby amended by deleting such Section 8.4 in its entirety and replacing it with the following:

Financial Covenants. Until the Obligations payable under the Loan Documents shall have been paid in full, Borrower covenants and agrees with the Lender that:

(a)   The financial covenants of the Borrower as currently set forth in Section 7.01, Section 7.03, and Section 7.04 (the “Financial Covenants”) of that certain of that certain Amended and Restated Loan and Security Agreement dated as of August 14, 2007 by and among K-Sea Operating Partnership L.P., as borrower, LaSalle Bank National Association and Citibank, N.A. as Co- Syndication Agents and lenders, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as Co-Documentation Agents and lenders, and Keybank National Association, as Administrative Agent and Collateral Trustee for the lenders, as amended by Amendment No.1 dated as of November 1, 2007, as amended by Amendment No. 2 dated as of June 30 2008, and as further amended by Amendment No. 3 dated as of December 23, 2009 (the “Revolver Loan Agreement”) shall be considered to be financial covenants of the Borrower under this Agreement as if set forth in this Agreement in full, the breach thereof constituting a default under this Agreement.

(b)         Any amendment or modification of the Financial Covenants or additional financial covenants under the Revolver Loan Agreement after the date hereof shall be deemed to be the effective covenants applicable to the Borrower hereunder, as so amended, modified or added. In the event that Borrower enters into a replacement or substitute revolving credit agreement with the same or other lenders, any financial covenants set forth in such agreement shall also be deemed to be financial covenants of the Borrower under this Agreement as if set forth in this Agreement in full, the breach thereof constituting a default under this Agreement.

(c)          The Borrower agrees to provide the Lender with a copy of all Financial Covenant compliance certificates prepared by the Borrower and delivered to the lenders under the Revolving Loan Agreement in connection with the Financial Covenants at the same time and on the same frequency as required to be delivered to such lenders, provided that if at any time Financial Covenant compliance certificates are no longer provided by the Borrower to the lenders under the Revolving Loan Agreement, the Borrower will provide similar Financial Covenant compliance certificates to the Lender on not less than a quarterly basis. Without limiting the foregoing, Borrower shall deliver all compliance certificates to Lender not later than delivered to the lenders under the Revolving Loan Agreement.

(d)                   If for any reason Wachovia Bank, N.A. (or its successor Wells Fargo Bank, N.A).ceases to be a lender under the Revolving Loan Agreement, the Financial Covenants that are in effect under the Revolving Loan Agreement on the last day that Wachovia Bank N.A or Wells Fargo Bank, N.A. is a party thereto shall survive and continue to be financial covenants of the Borrower under this Agreement as if set forth in this Agreement in full.

(C)           General. All references to “this Agreement” in the Loan Agreement and to “the Loan Agreement” in the other Loan Documents shall be deemed to refer to the Loan Agreement as amended hereby.

3.             REPRESENTATIONS AND WARRANTIES. Each of the Borrower and the Guarantors, as applicable, hereby represent and warrant to each the Lenders that:

(a)          The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof and with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date.

(b)         After giving effect to the provisions set forth herein, no Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist under the Loan Agreement.

(c)          (i) The execution, delivery and performance by each of the Borrower and the Guarantors of this Amendment is within its respective organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of each, (ii) this Amendment is the legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against each in accordance with its terms, and (iii) neither this Amendment nor the execution, delivery and performance by the Borrower or each Guarantor hereof: (A) contravenes the terms of its respective organization documents, (B) conflicts with or results in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which each is a party or any order, injunction, writ or decree to which each or its property is subject, or (C) violates any requirement of law known to each.

4.          EFFECT; NO WAIVER.

(a)           The Borrower and each Guarantor hereby (i) reaffirms and admits the validity and enforceability of the Loan Documents to which it is a party and all of its obligations thereunder and (ii) agrees and admits that it has no existing defenses to or offsets against any such obligation. Except as specifically set forth herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default or Event of Default, whether known or unknown or any right, power or remedy of any of the Lenders and under the Loan Agreement or the respective Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or the respective Loan Documents, except as specifically set forth herein.

(b)           The Borrower and each Guarantor hereby (i) reaffirms all of its agreements and obligations under the Loan Documents to which it is a party, (ii) reaffirms that all Obligations applicable to it under or in connection with the Loan Agreement as amended hereby are “Obligations” as that term is defined in the Loan Documents and (iii) reaffirms that all such Obligations continue to be secured by the respective Loan Documents, which remain in full force and effect and are hereby ratified and confirmed.

5.          MISCELLANEOUS.

(a)           THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND DECISIONS OF THE STATE OF NEW YORK.

(b)           This Amendment shall be binding upon the Borrower, the Guarantors and each of the Lenders, and each of their respective successors and assigns, and shall inure to the benefit of the Borrower, the Guarantors and each of the Lenders, and each of their respective successors and assigns.

(c)           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

WELLS FARGO EQUIPMENT FINANCE INC.
As Agent, Collateral Trustee and as a Lender

By:	/s/ Jacqueline P. Barragen
Name:	Jacqueline P. Barragen
Title:	AVP

K-SEA OPERATING PARTNERSHIP L.P., as Borrower
By:	K-Sea OLP GP, LLC, its general partner

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-SEA TRANSPORTATION PARTNERS L.P., as Guarantor

By:	K-Sea General Partner L.P., by its general partner K-Sea General Partner GP, LLC

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-SEA TRANSPORTATION LLC (f/k/a SEA COAST TRANSPORTATION LLC) as Guarantor

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

K-SEA CANADA CORP., as Guarantor

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer